American Stellar Energy Adds Significant Gold and Silver Claim to feed ore to the Mill at La Currita

CHICAGO, February 8, 2006 (MARKETWIRE) - (Other OTC: AMRS.PK) American Stellar Energy, Inc. is pleased to announce that it has acquired a 100% interest in the La Estrella mining concession, totaling 59 Hectares, which is located the Sierra Madre Gold-Silver belt, Mexico. The La Estrella concession is a very key addition and will be associated with American Stellar Energy's La Currita Groupings, which includes a 150 tpd Floatation Mill. The La Estrella concession will be purchased over 30 months for a total purchase price of $400,000.

A total of 3,335 Metric Tons was outlined in 2000 by the "Fideicomiso Para La Exploracion Minera De Chihuahua" to a projected depth of 200 meters. The mineralized vein varies between 0.15 and 1.8 meters and averages 0.53 meters in width over in known strike length of 175 meters underground. The average grade of this zone is 8.06 grams per metric ton gold and 715 grams per metric ton silver. The vein strikes N10-40W and can be traced on the surface for approximately 100 meters and occupies a fault zone between tertiary andesitic flows and agglomerates intercalated with sandstone and conglomerate, and a premineral acidic dike. The shaft and underground working are known to extend to an approximate depth of 100 meters, although only the upper 60 meters were accessible at the time of this study as the lower 40 meters had been backfilled with waste. Metallurgical tests indicate that approximately 90% recovery is possible using flotation.

Mr. Francis Biscan Jr., President of American Stellar Energy stated; "This acquisition will be a key supplier of high grade ore to our operating mill at La Currita. It will play a substantial role towards the goal of increasing production and operating margins for the plant."

About American Stellar Energy, Inc.
American Stellar Energy, Inc. is a precious metals exploration and development company with existing production. It is management's objective to become a significant gold and precious metals producer by increasing our current production at La Currita and developing the San Miguel and La Millionaria projects in Mexico, and by acquiring other advanced-stage projects and/or producing mines in one of the most prolific precious metal districts in the world. For more information, please visit the Company's web site at: www.americanstellarenergy.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


CONTACT:    American Stellar Energy, Inc.
            Website: http://www.americanstellarenergy.com
            IR / Clayton Smith: (503) 618-0370 / 888-601-9983

            Francis R. Biscan Jr.: 630-462-2079
            Contact: http://www.americanstellarenergy.com/contact.php